News Release

July 31, 2024
SSR MINING REPORTS SECOND QUARTER 2024 RESULTS
DENVER - SSR Mining Inc. (Nasdaq/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") reports consolidated financial results for the second quarter ended June 30, 2024, as well as an update on the February 13, 2024 incident at the Çöpler mine (the “Çöpler Incident” or the “Incident”).
Çöpler Update
The primary focus following the Çöpler Incident was the recovery and return of our missing colleagues to their families. All nine of the individuals who were lost as a result of the Incident have now been recovered. We want to thank all of those who worked tirelessly to locate and return these individuals to their families. We continue to provide support to the families, our colleagues and the community members impacted by the tragic events of February 13, 2024, and to-date we have retained a full complement of salaried staff at Çöpler.
Immediately following the Incident, in partnership with the Turkish authorities, several steps were taken to ensure containment of the Incident. All of the containment infrastructure, including the grout curtain, coffer dam, and buttress, as well as pumping systems and the Sabırlı Creek diversion, are successfully in place. Public statements from the Turkish government have continued to affirm that there has been no recordable contamination to local soil, water or air in the sampling locations being monitored.
Over 13 million tonnes of displaced heap leach material at Çöpler have been moved since the Incident, including more than 9 million tonnes from the Sabırlı Valley. As previously guided, all displaced material is expected to be removed from the Sabırlı Valley into temporary storage areas by the end of the third quarter of 2024. From the start of the second quarter of 2024 onwards, estimates for the cost of site remediation are between $250 to $300 million, including legal contingencies, material movement and construction costs. In the second quarter, $55 million was spent on remediation activities at Çöpler. With total cash of $358 million at the end of the second quarter, total available liquidity in excess of $850 million, and ongoing free cash flow generation from Marigold, Seabee and Puna, SSR Mining’s balance sheet remains strong.
The investigations into the cause of the Çöpler Incident continue and we are cooperating fully with the relevant authorities in Türkiye. The Company has commissioned independent third parties to review the design, construction and operation of the heap leach pad. Although the review is ongoing, to date, these reviews have not identified any material non-conformance with the construction or operation of the heap leach pad relative to the third-party engineered design parameters.
SSR Mining continues to work closely with the relevant authorities to secure the required permits for the East Storage Facility and the restart of the Çöpler mine. Once all necessary regulatory approvals, including the Environmental Impact Assessment (EIA) and operating permits, are reinstated, it is anticipated that initial operations at Çöpler will consist of processing stockpiled ore through the sulfide plant while Çöpler’s mining team remains focused on completing the remediation work. As of the end of 2023, sulfide stockpiles contained approximately 706,000 ounces. SSR Mining expects the Çöpler Sulfide Plant could process the stockpiles economically while the remediation work is completed.
At this time, the Company is not able to estimate when and under what conditions operations will resume at Çöpler.

SSR Mining Inc.	PAGE 1

More information related to the Çöpler Incident is included in the Company’s Annual Report on Form 10-K filed on February 27, 2024 and in the Company’s Quarterly Reports on Form 10-Q filed on May 8, 2024 and July 31, 2024. Further updates on the Çöpler Incident, as and when available, will continue to be provided through press releases and posts to the Company’s website.
Second Quarter 2024 Update (1)
In the second quarter of 2024, SSR Mining produced 76,102 gold equivalent ounces at cost of sales of $1,357 per payable ounce and AISC of $2,116 per payable ounce, which includes $17.3 million in care and maintenance costs incurred at Çöpler. First half consolidated production of 155,864 gold equivalent ounces from Marigold, Seabee and Puna is in line with expectations for a second-half weighted production profile. Full-year 2024 production guidance of 340,000 to 380,000 gold equivalent ounces for Marigold, Seabee and Puna remains unchanged.
(1) The Company reports non-GAAP financial measures including all-in sustaining costs (“AISC”) per ounce sold (a common measure in the mining industry), to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of this financial measure and a reconciliation to cost of sales, which is the most comparable GAAP financial measure.

SSR Mining Inc.	PAGE 2

Second Quarter 2024 Summary: (2)
(All figures are in US dollars unless otherwise noted)
▪Operating results: Second quarter 2024 production was 76,102 gold equivalent ounces at cost of sales of $1,357 per payable ounce and AISC of $2,116 per payable ounce. During the second quarter of 2024, operations at Çöpler remained suspended following the February 13, 2024 incident. For the first half of 2024, SSR Mining produced 177,691 gold equivalent ounces at a consolidated cost of sales of $1,244 per ounce and AISC of $1,789 per ounce. First half 2024 production from Marigold, Seabee and Puna was 155,864 gold equivalent ounces. The three operations remain on track for the previously stated consolidated production guidance of 340,000 to 380,000 gold equivalent ounces at unchanged cost expectations.
▪Financial results: Net income attributable to SSR Mining in the second quarter of 2024 was $9.7 million, or $0.05 per diluted share, and adjusted attributable net income in the second quarter of 2024 was $7.5 million, or $0.04 per diluted share. In the second quarter of 2024, operating cash flow was negative $78.1 million, or negative $23.1 million before working capital adjustments, and free cash flow was negative $116.3 million, or negative $61.3 million before working capital adjustments.
▪Cash and liquidity position: As of June 30, 2024, SSR Mining had a cash and cash equivalent balance of $358.3 million and a net cash position of $128.4 million. In addition, the Company has an undrawn revolving credit facility, providing total liquidity of $858.4 million.
▪Marigold operations: Gold production was 25,691 ounces in the second quarter of 2024 at cost of sales of $1,542 per payable ounce and AISC of $2,065 per payable ounce. In the first half of 2024, Marigold produced 60,371 ounces of gold at cost of sales of $1,417 per payable ounce and AISC of $1,690 per payable ounce. As previously guided, year-to-date operating results reflect increased waste stripping to support near-term development activities at Red Dot, which are a key focus for 2024 and 2025. Marigold remains on track for full-year 2024 production guidance of 155,000 to 175,000 ounces of gold at mine site cost of sales of $1,300 to $1,340 per payable ounce and AISC of $1,535 to $1,575 per payable ounce. The fourth quarter of 2024 is expected to be Marigold’s strongest production and lowest cost quarter.
▪Seabee operations: Gold production was 16,709 ounces in the second quarter of 2024 at cost of sales of $1,150 per payable ounce and AISC of $1,626 per payable ounce. In the first half of 2024, Seabee produced 40,482 ounces of gold at cost of sales of $959 per payable ounce and AISC of $1,488 per payable ounce. Seabee remains on track for full-year 2024 production guidance of 75,000 to 85,000 ounces of gold at mine site cost of sales of $990 to $1,030 per payable ounce and AISC of $1,495 to $1,535 per payable ounce.
▪Puna operations: Silver production was 2.7 million ounces in the second quarter of 2024 at cost of sales of $16.10 per payable ounce of silver and AISC of $15.19 per payable ounce of silver. Quarterly process plant throughput averaged over 5,150 tonnes per day, a record for the mine. In the first half of 2024, Puna produced 4.6 million ounces of silver at cost of sales of $16.41 per payable ounce and AISC of $15.36 per payable ounce. Puna remains on track for full-year 2024 production guidance of 8.75 to 9.50 million ounces of silver at mine site cost of sales of $16.50 to $18.00 per payable ounce and AISC of $14.75 to $16.25 per payable ounce.
▪Hod Maden: During the second quarter of 2024, initial site establishment and engineering activities continued at Hod Maden as the Company advances the project towards a construction decision.
▪Sale of the non-core San Luis project completed: On May 23 2024, the Company announced that it had closed the sale of the San Luis project to Highlander Silver Corp. following the receipt of all required regulatory approvals and satisfaction of all closing conditions. As consideration for the sale, SSR Mining received $5 million in cash and may also receive up to $37.5 million in contingent payments payable in cash. A 4.0% net smelter return (“NSR”) royalty on the San Luis project was also granted to SSR Mining concurrently with the closing of the transaction.
(2)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before working capital adjustments, free cash flow, free cash flow before changes in working capital, net cash (debt), cash costs and AISC per ounce sold (a common measure in the mining industry), to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measures.

SSR Mining Inc.	PAGE 3

Financial and Operating Summary
A summary of the Company's consolidated financial and operating results for the three and six months ended June 30, 2024 and June 30, 2023 are presented below:

(in thousands of US dollars, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Financial Results
Revenue	$184,841	$301,026	$415,075	$615,640
Cost of sales	$96,582	$170,640	$222,483	$369,937
Operating income (loss)	$10,720	$52,929	$(365,704)	$89,914
Net income (loss)	$2,464	$122,376	$(355,698)	$151,380
Net income (loss) attributable to SSR Mining shareholders	$9,693	$74,866	$(277,389)	$104,679
Basic net income (loss) per share attributable to SSR Mining shareholders	$0.05	$0.37	$(1.37)	$0.51
Diluted net income (loss) per share attributable to SSR Mining shareholders	$0.05	$0.35	$(1.37)	$0.49
Adjusted attributable net income (3)	$7,489	$75,103	$29,999	$96,376
Adjusted basic attributable net income per share (3)	$0.04	$0.37	$0.15	$0.47
Adjusted diluted attributable net income per share (3)	$0.04	$0.35	$0.15	$0.45

Cash generated by (used in) operating activities	$(78,132)	$80,343	$(53,501)	$83,310
Cash generated by (used in) operating activities before changes in working capital (3)	$(23,093)	$104,265	$9,164	$195,134
Cash generated by (used in) investing activities	$(31,684)	$(179,860)	$(68,462)	$(231,741)
Cash generated by (used in) financing activities	$1,488	$(72,945)	$(9,332)	$(111,134)

Operating Results
Gold produced (oz)	42,400	128,902	122,680	251,723
Gold sold (oz)	40,470	124,916	129,749	251,027
Silver produced ('000 oz)	2,731	2,269	4,646	4,284
Silver sold ('000 oz)	2,489	1,857	4,148	4,238
Lead produced ('000 lb) (4)	13,291	10,193	23,289	21,554
Lead sold ('000 lb) (4)	12,385	9,805	21,050	23,175
Zinc produced ('000 lb) (4)	859	1,748	2,076	4,227
Zinc sold ('000 lb) (4)	1,419	1,033	1,929	4,720

Gold equivalent produced (oz) (5)	76,102	156,625	177,691	303,518
Gold equivalent sold (oz) (5)	71,190	147,705	178,864	302,262

Average realized gold price ($/oz sold)	$2,378	$1,963	$2,160	$1,932
Average realized silver price ($/oz sold)	$30.22	$24.61	$27.01	$23.92

Cost of sales per gold equivalent ounce sold (5)	$1,357	$1,155	$1,244	$1,224
Cash cost per gold equivalent ounce sold (3,5)	$1,192	$1,108	$1,137	$1,157
AISC per gold equivalent ounce sold (3,5)	$2,116	$1,633	$1,789	$1,663

Financial Position	June 30, 2024		December 31, 2023
Cash and cash equivalents	$	358,307	$	492,393
Current assets	$	1,021,938	$	1,196,476
Total assets	$	5,175,554	$	5,385,773
Current liabilities	$	288,551	$	170,573
Total liabilities	$	1,234,412	$	1,081,570
Working capital (6)	$	733,387	$	1,025,903

(3)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before changes in working capital, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See “Non-GAAP Financial Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income (loss) attributable to SSR Mining shareholders, cost of sales, and cash generated by operating activities, which are the most comparable GAAP financial measures. Cost of sales excludes depreciation, depletion, and amortization.
(4)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(5)Gold equivalent ounces are calculated by multiplying the silver ounces by the ratio of the silver price to the gold price, using the average London Bullion Market Association (“LBMA”) prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(6)Working capital is defined as current assets less current liabilities.

SSR Mining Inc.	PAGE 4

Marigold, USA

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Data	2024	2023	2024	2023
Gold produced (oz)	25,691	60,443	60,371	112,422
Gold sold (oz)	25,450	60,389	62,319	111,686

Ore mined (kt)	7,474	5,042	13,196	10,409
Waste removed (kt)	18,778	15,648	39,365	32,678
Total material mined (kt)	26,252	20,690	52,561	43,086
Strip ratio	2.5	3.1	3.0	3.1

Ore stacked (kt)	7,474	5,042	13,196	10,409
Gold grade stacked (g/t)	0.20	0.52	0.17	0.47

Average realized gold price ($/oz sold)	$2,391	$1,950	$2,203	$1,933
Cost of sales costs ($/oz gold sold)	$1,542	$1,059	$1,417	$1,061
Cash costs ($/oz gold sold) (7)	$1,542	$1,063	$1,418	$1,065
AISC ($/oz gold sold) (7)	$2,065	$1,656	$1,690	$1,659
(7)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended June 30, 2024 and 2023, Marigold produced 25,691 and 60,443 ounces of gold, respectively. For the six months ended June 30, 2024 and 2023, Marigold produced 60,371 and 112,422 ounces of gold, respectively. During the second quarter of 2024, Marigold reported cost of sales of $1,542 per payable ounce and AISC of $2,065 per payable ounce. As planned, the first half of 2024 results include increased waste stripping to support near-term development activities at Red Dot, which is a key focus for 2024 and 2025. As previously guided, first half 2024 cost of sales of $1,417 per payable ounce and AISC of $1,690 per payable ounce were above the full-year cost guidance ranges. Costs are expected to meaningfully improve in the second half of 2024, particularly in the fourth quarter.
Full-year 2024 production guidance for Marigold is 155,000 to 175,000 ounces of gold at mine site cost of sales of $1,300 to $1,340 per payable ounce and AISC of $1,535 to $1,575 per payable ounce.

SSR Mining Inc.	PAGE 5

Seabee, Canada

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Data	2024	2023	2024	2023
Gold produced (oz)	16,709	16,428	40,482	32,196
Gold sold (oz)	15,020	15,330	43,470	32,130

Ore mined (kt)	115	119	219	218

Ore milled (kt)	103	105	218	218
Gold mill feed grade (g/t)	5.40	5.25	5.99	4.91
Gold recovery (%)	95.5	96.9	96.0	96.5

Average realized gold price ($/oz sold)	$2,355	$1,960	$2,169	$1,931
Cost of sales ($/oz gold sold)	$1,150	$1,192	$959	$1,293
Cash costs ($/oz gold sold) (8)	$1,152	$1,192	$960	$1,294
AISC ($/oz gold sold) (8)	$1,626	$1,690	$1,488	$1,960
(8)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended June 30, 2024 and 2023, Seabee produced 16,709 and 16,428 ounces of gold, respectively. For the six months ended June 30, 2024 and 2023, Seabee produced 40,482 and 32,196 ounces of gold, respectively. During the second quarter of 2024, Seabee reported cost of sales of $1,150 per payable ounce and AISC of $1,626 per payable ounce. During the first half of 2024, the Company reported cost of sales of $959 per payable ounce and AISC of $1,488 per payable ounce.
Full-year 2024 production guidance at Seabee is 75,000 to 85,000 ounces of gold at mine site cost of sales of $990 to $1,030 per payable ounce and AISC of $1,495 to $1,535 per payable ounce. As previously guided, processed grades are expected to average between 5.0 and 6.0 g/t over 2024.

SSR Mining Inc.	PAGE 6

Puna, Argentina

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Data	2024	2023	2024	2023
Silver produced ('000 oz)	2,731	2,269	4,646	4,284
Silver sold ('000 oz)	2,489	1,857	4,148	4,238
Lead produced ('000 lb)	13,291	10,193	23,289	21,554
Lead sold ('000 lb)	12,385	9,805	21,050	23,175
Zinc produced ('000 lb)	859	1,748	2,076	4,227
Zinc sold ('000 lb)	1,419	1,033	1,929	4,720
Gold equivalent sold ('000 oz) (9)	30,720	22,789	49,115	51,235

Ore mined (kt)	668	510	931	859
Waste removed (kt)	1,519	1,524	3,029	3,508
Total material mined (kt)	2,187	2,034	3,959	4,367
Strip ratio	2.3	3.0	3.3	4.1

Ore milled (kt)	470	419	887	834
Silver mill feed grade (g/t)	186.3	175.5	168.5	166.5
Lead mill feed grade (%)	1.34	1.18	1.25	1.25
Zinc mill feed grade (%)	0.18	0.36	0.22	0.40
Silver mill recovery (%)	97.0	96.1	96.7	96.0
Lead mill recovery (%)	95.7	93.4	94.9	93.9
Zinc mill recovery (%)	46.4	52.7	48.0	57.8

Average realized silver price ($/oz sold)	$30.22	$24.61	$27.01	$23.92
Cost of sales ($/oz silver sold)	$16.10	$18.02	$16.41	$18.95
Cash costs ($/oz silver sold) (10)	$11.38	$14.40	$11.75	$14.41
AISC ($/oz silver sold) (10)	$15.19	$17.41	$15.36	$16.84
(9)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(10)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended June 30, 2024 and 2023, Puna produced 2.7 and 2.3 million ounces of silver, respectively with the year-over-year increase primarily driven by more ore tonnes milled and higher mill feed grade. Quarterly process plant throughput averaged over 5,150 tonnes per day, a record for the mine. For the six months ended June 30, 2024 and 2023, Puna produced 4.6 and 4.3 million ounces of silver, respectively. During the second quarter of 2024, Puna reported cost of sales of $16.10 per payable ounce and AISC of $15.19 per payable ounce. During the first half of 2024, the Company reported cost of sales of $16.41 per payable ounce and AISC of $15.36 per payable ounce.
Full-year 2024 production guidance at Puna is 8.75 to 9.50 million ounces of silver at mine site cost of sales of $16.50 to $18.00 per payable ounce and AISC of $14.75 to $16.25 per payable ounce.

SSR Mining Inc.	PAGE 7

Çöpler, Türkiye
(amounts presented on 100% basis)
Operations at Çöpler were suspended following the Çöpler Incident on February 13, 2024. During the suspension, care and maintenance expense has been recorded which represents direct costs not associated with the environmental reclamation and remediation costs and depreciation. No production was recorded in the second quarter of 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Data	2024	2023	2024	2023
Gold produced (oz)	—	52,031	21,827	107,105
Gold sold (oz)	—	49,197	23,960	107,211

Ore mined (kt)	—	1,184	266	2,363
Waste removed (kt)	—	4,841	3,571	10,216
Total material mined (kt)	—	6,025	3,837	12,579
Strip ratio	—	4.1	13.4	4.3

Ore stacked (kt)	—	154	184	342
Gold grade stacked (g/t)	—	1.46	1.17	1.33

Ore milled (kt)	—	680	343	1,404
Gold mill feed grade (g/t)	—	2.34	2.39	2.40
Gold recovery (%)	—	89.1	78.9	88.4

Average realized gold price ($/oz sold)	$—	$1,979	$2,013	$1,934
Cost of sales ($/oz gold sold)	$—	$1,117	$1,019	$1,209
Cash costs ($/oz gold sold) (11)	$—	$1,107	$1,020	$1,196
AISC ($/oz gold sold) (11)	$—	$1,384	$2,507	$1,404
(11)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

SSR Mining Inc.	PAGE 8

Conference Call Information
This news release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.

▪Conference call and webcast: Wednesday, July 31, 2024, at 5:00 pm EDT.

Toll-free in U.S. and Canada:	+1 (844) 763-8274
All other callers:	+1 (412) 717-9224
Webcast:	‘http://ir.ssrmining.com/investors/events

▪The conference call will be archived and available on our website. Audio replay will be available for two weeks by calling:

Toll-free in U.S. and Canada:	+1 (855) 669-9658, replay code 0747
All other callers:	+1 (412) 317-0088, replay code 0747

About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the Nasdaq and the TSX, and SSR on the ASX.

SSR Mining Contacts:
SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

To receive SSR Mining’s news releases by e-mail, please register using the SSR Mining website at www.ssrmining.com.

SSR Mining Inc.	PAGE 9

Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release (including information incorporated by reference herein) constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provided for under these sections. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and, in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts, as well as statements written in the future tense. When made, forward-looking statements are based on information known to management at such time and/or management’s good faith belief with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the Company's forward-looking statements. Many of these factors are beyond the Company's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.

The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to global pandemics, including the duration, severity and scope of a pandemic and potential impacts on mining operations; risks and uncertainties resulting from the incident at Çöpler described in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our quarterly report on Form 10-Q for the quarter end June 30, 2024; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR at www.sec.gov the Canadian securities regulatory authorities on SEDAR at www.sedarplus.ca and on our website at www.ssrmining.com.

Forward-looking information and statements in this news release include any statements concerning, among other things: all information related to the Company’s Çöpler operations, including timelines, outlook, preliminary costs, remediation plans, and possible restart plans; forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the results of any gold reconciliations; the ability to discover additional ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; timing and impact surrounding suspension or interruption of operations as a result of regulatory requirements or actions by governmental authority; renewal of NCIB program; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: any assumptions made in respect of the Company’s Çöpler operations; the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

Such factors are not exhaustive of the factors that may affect any of the Company’s forward-looking statements and information, and such statements and information will not be updated to reflect events or circumstances arising after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Forward-looking information and statements are only predictions based on our current estimations and assumptions. Actual results may vary materially from such forward-looking information. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

SSR Mining Inc.	PAGE 10

Cautionary Note Regarding Non-GAAP Financial Measures

We have included certain non-GAAP financial measures to assist in understanding the Company’s financial results. The non-GAAP financial measures are employed by us to measure our operating and economic performance and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures – including total cash, total debt, net cash (debt), cash costs, all-in sustaining costs (“AISC”) per ounce sold, adjusted net income (loss) attributable to shareholders, cash generated by (used in) operating activities before changes in working capital, free cash flow, and free cash flow before changes in working capital – do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our consolidated financial statements.

Non-GAAP Measure – Net Cash (Debt)
Net cash (debt) are used by management and investors to measure the Company's underlying operating performance. The Company believes that net cash (debt) is a useful measure for shareholders as it helps evaluate liquidity and available cash.

The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	June 30, 2024	December 31, 2023
Cash and cash equivalents	$358,307	$492,393
Restricted cash	$101	$101
Total cash	$358,408	$492,494

Face value of 2019 convertible note	$230,000	$230,000
Other debt	$—	$920
Total debt	$230,000	$230,920

Net cash (debt)	$128,408	$261,574

In addition to net cash and net debt, the Company also uses Total liquidity to measure its financial position. Total liquidity is calculated as Cash and cash equivalents plus Restricted cash and borrowing capacity under current revolving credit facilities, including accordion features. As of June 30, 2024 and as of December 31, 2023, the Company’s $400 million credit facility was undrawn, with a $100 million accordion feature.

The following table provides a reconciliation of Cash and cash equivalents to Total liquidity:

	As of
(in thousands)	June 30, 2024	December 31, 2023
Cash and cash equivalents	$358,307	$492,393
Restricted cash	$101	$101
Total cash	$358,408	$492,494
Borrowing capacity on credit facility	$400,000	$400,000
Borrowing capacity on accordion feature of credit facility	$100,000	$100,000
Total liquidity	$858,408	$992,494

Non-GAAP Measure - Cash Costs and AISC
Cash Costs and All-In Sustaining Costs (“AISC”) per payable ounce of gold and respective unit cost measures are non-U.S. GAAP metrics developed by the World Gold Council to provide transparency into the costs associated with producing gold and provide a standard for comparison across the industry. The World Gold Council is a market development organization for the gold industry.

The Company uses cash costs per ounce of precious metals sold and AISC per ounce of precious metals to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits, which allows management and other stakeholders to assess the net costs of gold and silver production.

AISC includes total cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, growth capital is excluded. The Company determines sustaining capital to be capital expenditures that are necessary to maintain current production and execute the current mine plan. The Company determines growth capital to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation.

SSR Mining Inc.	PAGE 11

The Company believes that AISC provides additional information to management and stakeholders that provides visibility to better define the total costs associated with production and better understanding of the economics of the Company's operations and performance compared to other producers.

In deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

SSR Mining Inc.	PAGE 12

The following tables provide a reconciliation of Cost of sales to Cash costs and AISC:

	Three Months Ended June 30, 2024
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (12)	$—	$39,237	$17,275	$40,070	$—	$96,582
By-product credits	$—	$(61)	$(14)	$(13,783)	$—	$(13,858)
Treatment and refining charges	$—	$74	$45	$2,038	$—	$2,157
Cash costs (non-GAAP)	$—	$39,250	$17,306	$28,325	$—	$84,881
Sustaining capital expenditures	$4,602	$12,432	$6,201	$3,550	$—	$26,785
Sustaining exploration and evaluation expense	$—	$274	$—	$—	$—	$274
Care and maintenance (13)	$17,283	$—	$—	$—	$—	$17,283
Reclamation cost accretion and amortization	$493	$605	$922	$5,926	$—	$7,946
General and administrative expense and stock-based compensation expense	$—	$—	$—	$—	$13,452	$13,452
Total AISC (non-GAAP)	$22,378	$52,561	$24,429	$37,801	$13,452	$150,621

Gold sold (oz)	—	25,450	15,020	—	—	40,470
Silver sold (oz)	—	—	—	2,489,064	—	2,489,064
Gold equivalent sold (oz) (14)	—	25,450	15,020	30,720	—	71,190

Cost of sales per gold ounce sold	N/A	1,542	1,150	N/A	N/A	N/A
Cost of sales per silver ounce sold	N/A	N/A	N/A	16.10	N/A	N/A
Cost of sales per gold equivalent ounce sold	N/A	1,542	1,150	1,304	N/A	1,357
Cash cost per gold ounce sold	N/A	1,542	1,152	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	11.38	N/A	N/A
Cash cost per gold equivalent ounce sold	N/A	1,542	1,152	922	N/A	1,192
AISC per gold ounce sold	N/A	2,065	1,626	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	15.19	N/A	N/A
AISC per gold equivalent ounce sold	N/A	2,065	1,626	1,231	N/A	2,116

	Three Months Ended June 30, 2023
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (12)	$54,949	$63,965	$18,272	$33,454	$—	$170,640
By-product credits	$(500)	$(37)	$(14)	$(10,462)	$—	$(11,013)
Treatment and refining charges	$—	$276	$19	$3,749	$—	$4,044
Cash costs (non-GAAP)	$54,449	$64,204	$18,277	$26,741	$—	$163,671
Sustaining capital expenditures	$10,511	$31,312	$6,872	$2,477	$—	$51,172
Sustaining exploration and evaluation expense	$1,354	$3,829	$—	$2,299	$—	$7,482
Reclamation cost accretion and amortization	$427	$666	$761	$765	$—	$2,619
General and administrative expense and stock-based compensation expense	$1,326	$—	$—	$37	$14,899	$16,262
Total AISC (non-GAAP)	$68,067	$100,011	$25,910	$32,319	$14,899	$241,206

Gold sold (oz)	49,197	60,389	15,330	—	—	124,916
Silver sold (oz)	—	—	—	1,856,600	—	1,856,600
Gold equivalent sold (oz) (14)	49,197	60,389	15,330	22,789	—	147,705

Cost of sales per gold ounce sold	1,117	1,059	1,192	N/A	N/A	N/A
Cost of sales per silver ounce sold	N/A	N/A	N/A	18.02	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,117	1,059	1,192	1,468	N/A	1,155
Cash cost per gold ounce sold	1,107	1,063	1,192	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	14.40	N/A	N/A
Cash cost per gold equivalent ounce sold	1,107	1,063	1,192	1,173	N/A	1,108
AISC per gold ounce sold	1,384	1,656	1,690	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	17.41	N/A	N/A
AISC per gold equivalent ounce sold	1,384	1,656	1,690	1,418	N/A	1,633
(12)Excludes depreciation, depletion, and amortization.
(13)Care and maintenance expense only includes direct costs not associated with environmental reclamation and remediation costs, as depreciation is not included in the calculation of AISC.
(14)Gold equivalent ounces are calculated by multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations. Gold equivalent ounces sold may not add based on amounts presented in this table due to rounding.

SSR Mining Inc.	PAGE 13

	Six Months Ended June 30, 2024
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (15)	$24,423	$88,308	$41,708	$68,044	$—	$222,483
By-product credits	$(345)	$(62)	$(39)	$(22,848)	$—	$(23,294)
Treatment and refining charges	$351	$147	$80	$3,520	$—	$4,098
Cash costs (non-GAAP)	$24,429	$88,393	$41,749	$48,716	$—	$203,287
Sustaining capital expenditures	$9,689	$14,737	$21,106	$6,909	$—	$52,441
Sustaining exploration and evaluation expense	$—	$628	$—	$—	$—	$628
Care and maintenance (16)	$24,961	$—	$—	$—	$—	$24,961
Reclamation cost accretion and amortization	$978	$1,540	$1,849	$8,075	$—	$12,442
General and administrative expense and stock-based compensation expense	$—	$—	$—	$—	$26,312	$26,312
Total AISC (non-GAAP)	$60,057	$105,298	$64,704	$63,700	$26,312	$320,071

Gold sold (oz)	23,960	62,319	43,470	—	—	129,749
Silver sold (oz)	—	—	—	4,147,685	—	4,147,685
Gold equivalent sold (oz) (17)	23,960	62,319	43,470	49,115	—	178,864

Cost of sales per gold ounce sold	1,019	1,417	959	N/A	N/A	N/A
Cost of sales per silver ounce sold	N/A	N/A	N/A	16.41	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,019	1,417	959	1,385	N/A	1,244
Cash cost per gold ounce sold	1,020	1,418	960	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	11.75	N/A	N/A
Cash cost per gold equivalent ounce sold	1,020	1,418	960	992	N/A	1,137
AISC per gold ounce sold	2,507	1,690	1,488	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	15.36	N/A	N/A
AISC per gold equivalent ounce sold	2,507	1,690	1,488	1,297	N/A	1,789

	Six Months Ended June 30, 2023
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (15)	$129,595	$118,506	$41,537	$80,299	$—	$369,937
By-product credits	$(1,367)	$(74)	$(24)	$(28,476)	$—	$(29,941)
Treatment and refining charges	$—	$459	$49	$9,247	$—	$9,755
Cash costs (non-GAAP)	$128,228	$118,891	$41,562	$61,070	$—	$349,751
Sustaining capital expenditures	$17,214	$64,434	$20,007	$5,307	$—	$106,962
Sustaining exploration and evaluation expense	$2,115	$683	$—	$3,371	$—	$6,169
Reclamation cost accretion and amortization	$854	$1,311	$1,416	$1,530	$—	$5,111
General and administrative expense and stock-based compensation expense	$2,062	$—	$—	$89	$32,652	$34,803
Total AISC (non-GAAP)	$150,473	$185,319	$62,985	$71,367	$32,652	$502,796

Gold sold (oz)	107,211	111,686	32,130	—	—	251,027
Silver sold (oz)	—	—	—	4,238,140	—	4,238,140
Gold equivalent sold (oz) (17)	107,211	111,686	32,130	51,235	—	302,262

Cost of sales per gold ounce sold	1,209	1,061	1,293	N/A	N/A	N/A
Cost of sales per silver ounce sold	N/A	N/A	N/A	18.95	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,209	1,061	1,293	1,567	N/A	1,224
Cash cost per gold ounce sold	1,196	1,065	1,294	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	14.41	N/A	N/A
Cash cost per gold equivalent ounce sold	1,196	1,065	1,294	1,192	N/A	1,157
AISC per gold ounce sold	1,404	1,659	1,960	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	16.84	N/A	N/A
AISC per gold equivalent ounce sold	1,404	1,659	1,960	1,393	N/A	1,663
(15)Excludes depreciation, depletion, and amortization.
(16)Care and maintenance expense only includes direct costs not associated with environmental reclamation and remediation costs, as depreciation is not included in the calculation of AISC.
(17)Gold equivalent ounces are calculated by multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations. Gold equivalent ounces sold may not add based on amounts presented in this table due to rounding.

SSR Mining Inc.	PAGE 14

The following tables provide a reconciliation of cost of sales to cash costs and AISC used in the calculation of 2024 cost guidance for the Marigold, Seabee and Puna operations and corporate office:

(operating guidance) (18)		Marigold	Seabee	Puna	Corporate
Gold Production	koz	155 – 175	75 – 85	—	—
Silver Production	Moz	—	—	8.75 – 9.50	—
Gold Equivalent Production	koz	155 – 175	75 – 85	110 – 120	—
Gold Sold	koz	155 – 175	75 – 85	—	—
Silver Sold	Moz	—	—	8.75 – 9.50	—
Gold Equivalent Sold	koz	155 – 175	75 – 85	110 – 120	—

Cost of Sales (GAAP) (19)	$M	201 – 235	75 – 85	140 – 162	—
By-Product Credits + Treatment & Refining Costs	$M	—	—	(45)	—
Cash Cost (non-GAAP) (20)	$M	202 – 235	75 – 85	96 – 117	—
Sustaining Capital Expenditures (21)	$M	37	40	17	—
Reclamation Cost Accretion & Amortization	$M	3	3	13	—
General & Administrative	$M	—	—	—	60 – 65
All-In Sustaining Cost (non-GAAP) (20)	$M	241 – 274	118 – 128	125 – 147	60 – 65

Cost of Sales per Ounce (GAAP) (19)	$/oz	1,300 – 1,340	990 – 1,030	16.50 – 18.00	—
Cash Cost per Ounce (non-GAAP) (20)	$/oz	1,300 – 1,340	990 – 1,030	11.50 – 13.00	—
All-In Sustaining Cost per Ounce (non-GAAP) (20)	$/oz	1,535 – 1,575	1,495 – 1,535	14.75 – 16.25	—

Growth Capital Expenditures	$M	1	2	—	—
Growth Exploration and Resource Development Expenditures (22)	$M	9	15	10	4
Total Growth Capital	$M	10	17	10	4
(18)Figures may not add due to rounding.
(19)Excludes depreciation, depletion, and amortization.
(20)SSR Mining reports the non-GAAP financial measures of cash costs and AISC per payable ounce of gold and silver sold to manage and evaluate operating performance at Marigold, Seabee and Puna. AISC includes reclamation cost accretion and amortization and certain lease payments.
(21)Includes sustaining exploration and evaluation expenditures. Includes approximately $1 million in expensed sustaining exploration at Marigold and $24 million in underground mine development at Seabee.
(22)All growth exploration and resource development spend is expensed. Growth exploration includes project studies and evaluation.

SSR Mining Inc.	PAGE 15

Non-GAAP Measure - Adjusted Attributable Net Income (loss) and Adjusted Attributable Net Income (Loss) Per Share
Adjusted attributable net income (loss) and adjusted attributable net income (loss) per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income (loss) attributable to SSR Mining shareholders and net income (loss) per share attributable to SSR Mining shareholders. Adjusted attributable net income (loss) is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including the expected impacts of Çöpler Incident; inflationary impacts on tax balances; transaction, integration; and other non-recurring items.

The following table provides a reconciliation of Net income (loss) attributable to SSR Mining shareholders to adjusted net income (loss) attributable to SSR Mining shareholders:

(in thousands of US dollars, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss) attributable to SSR Mining shareholders (GAAP)	$9,693	$74,866	$(277,389)	$104,679
Interest saving on convertible notes, net of tax	$—	$1,236	$—	$2,456
Net income (loss) used in the calculation of diluted net income per share	$9,693	$76,102	$(277,389)	$107,135

Weighted-average shares used in the calculation of net income (loss) and adjusted net income per share
Basic	202,133	204,680	202,244	205,723
Diluted	202,407	217,320	202,244	218,347

Net income per share attributable to SSR Mining shareholders (GAAP)
Basic	$0.05	$0.37	$(1.37)	$0.51
Diluted	$0.05	$0.35	$(1.37)	$0.49

Adjustments:
Effects of the Çöpler Incident (23)	$—	$—	$321,954	$—
Artmin transaction and integration costs	$—	$377	$—	$377
Change in fair value of marketable securities	$(3,602)	$746	$(6,419)	$(1,120)
Loss (gain) on sale of mineral properties, plant and equipment	$—	$810	$—	$1,050
Income tax impact related to above adjustments	$573	$(109)	$1,021	$30
Inflationary impacts on tax balances	$825	$(1,587)	$(9,168)	$(10,741)
Other tax adjustments (24)	$—	$—	$—	$2,101
Adjusted net income attributable to SSR Mining shareholders (Non-GAAP)	$7,489	$75,103	$29,999	$96,376

Adjusted net income per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.04	$0.37	$0.15	$0.47
Diluted (25)	$0.04	$0.35	$0.15	$0.45
(23)The effects of the Çöpler Incident represent the following unusual and nonrecurring charges: (1) reclamation costs of $9.0 million and remediation costs of $209.3 million (amounts are presented net of pre-tax attributable to non-controlling interest of $50.1 million); (2) impairment charges of $91.4 million related to plans to permanently close the heap leach pad (amount is presented net of pre-tax attributable to non-controlling interest of $22.8 million); and (3) contingencies of $12.3 million (amount is presented net of pre-tax attributable to non-controlling interest of $3.0 million). Refer to Note 3 to the Condensed Consolidated Financial Statements for further details related to the impact of the Çöpler Incident.
(24)Represents charges related to a one-time tax imposed by Türkiye to fund earthquake recovery efforts, offset by a release of an uncertain tax position.
(25)Adjusted net income (loss) per diluted share attributable to SSR Mining shareholders is calculated using diluted common shares, which are calculated in accordance with GAAP. For the six months ended June 30, 2024, $1.2 million interest saving on 2019 Notes, net of tax, and potentially dilutive shares of approximately 12.9 million were excluded from the computation of diluted loss per common share attributable to SSR Mining shareholders in the Condensed Consolidated Statement of Operations as they were antidilutive. These interest savings and shares were included in the computation of adjusted net income (loss) per diluted share attributable to SSR Mining shareholders for the six months ended June 30, 2024.

SSR Mining Inc.	PAGE 16

Non-GAAP Measure - Free Cash Flow, Cash Flow from Operating Activities before Changes in Working Capital, and Free Cash Flow before Changes in Working Capital
The Company uses free cash flow, cash flow from operating activities before changes in working capital, and free cash flow before changes in working capital to supplement information in its condensed consolidated financial statements. The most directly comparable financial measures prepared in accordance with GAAP is cash provided by operating activities. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities. The Company does not deduct payments made for business acquisitions.

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

(in thousands of US dollars, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash provided by operating activities (GAAP)	$(78,132)	$80,343	$(53,501)	$83,310
Expenditures on mineral properties, plant, and equipment	$(38,176)	$(57,935)	$(72,211)	$(117,177)
Free cash flow (non-GAAP)	$(116,308)	$22,408	$(125,712)	$(33,867)

We also present operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash generated by (used in) operating activities before changes in working capital by adjusting cash generated by (used in) operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.

The following table provides a reconciliation of cash provided by operating activities to cash generated by (used in) operating activities before changes in working capital, and free cash flow before changes in working capital:

(in thousands of US dollars, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash generated by (used in) operating activities (GAAP)	$(78,132)	$80,343	$(53,501)	$83,310
Net change in operating assets and liabilities	$55,039	$23,922	$62,665	$111,824
Cash generated by (used in) operating activities before changes in working capital (non-GAAP)	$(23,093)	$104,265	$9,164	$195,134
Expenditures on mineral properties, plant, and equipment	$(38,176)	$(57,935)	$(72,211)	$(117,177)
Free cash flow before changes in working capital (non-GAAP)	$(61,269)	$46,330	$(63,047)	$77,957

SSR Mining Inc.	PAGE 17